Exhibit 99.1

WELLPOINT REPORTS FIRST QUARTER 2014 RESULTS

•	Net income was $2.40 per share, including net gains of $0.10 per share. Adjusted net income was $2.30 per share (refer to the GAAP reconciliation table on page 12).

•	Medical enrollment increased sequentially by 1.3 million members, or 3.6 percent, totaling approximately 36.9 million members as of March 31, 2014.

•	Company now expects medical enrollment to grow by 1.3 – 1.4 million members for the full year 2014.

•	Full year 2014 GAAP net income is now expected to be greater than $8.50 per share, including $0.10 per share of net favorable items from the first quarter. Excluding these items, adjusted net income is expected to be greater than $8.40 per share (refer to the GAAP reconciliation table on page 12).

•	Board of Directors declares second quarter 2014 dividend to shareholders of $0.4375 per share

Indianapolis, Ind. – April 30, 2014 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2014 net income was $701.0 million, or $2.40 per share. These results included net gains of approximately $0.10 per share. Net income in the first quarter of 2013 was $885.2 million, or $2.89 per share, which included net investment losses of approximately $0.05 per share.

Excluding the items noted in each period, adjusted net income was $2.30 per share in the first quarter of 2014, a decrease of 21.8 percent compared with adjusted net income of $2.94 per share in the prior year quarter (refer to page 12 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our better than expected first quarter results reflect our value proposition in the market, the benefits we are seeing from our strategic investments and our intense focus on execution. Our membership is growing across our platforms and we are pleased with the progress we have seen in the exchanges. Provider collaboration remains a focus for us and we are working closely with all types of healthcare providers to drive value for consumers. We are off to a strong start, supporting an increase in our earnings guidance for the full year,” said Joseph Swedish, chief executive officer.

“First quarter adjusted earnings per share of $2.30 exceeded our expectations and we are pleased with how 2014 has progressed so far,” said Wayne DeVeydt, executive vice president and chief financial officer. “Looking ahead, we now project adjusted earnings per share to be greater than $8.40 for 2014, reflecting balanced enrollment growth across our served markets.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 36.9 million members at March 31, 2014, an increase of approximately 1.3 million members, or 3.6 percent, from 35.7 million at December 31, 2013. Commercial and Specialty Business segment enrollment increased by 1.2 million members, as the company experienced growth in the National, Local Group, and Individual markets. Membership also grew in the Medicaid and FEP business by 121,000 and 16,000 members, respectively, partially offset by a decline in the Medicare business of 62,000 members.

Operating Revenue: Operating revenue exceeded $17.6 billion in the first quarter of 2014, an increase of approximately $210 million, or 1.2 percent, compared with approximately $17.4 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and new fees associated with Health Care Reform, as well as higher membership in the Medicaid, Commercial self-funded and FEP businesses. These increases were partially offset by a decline in the Local Group business due to the State of New York contract conversion to a self-funded arrangement, as previously disclosed, and a decline in Medicare revenue reflecting lower enrollment as the company repositioned its Medicare Advantage product offerings.

Benefit Expense Ratio: The benefit expense ratio was 82.7 percent in the first quarter of 2014, a decrease of 100 basis points from 83.7 percent in the prior year quarter. The decline was primarily due to an improvement in the Medicaid business. The Commercial and Specialty Business segment benefit expense ratio was stable versus the first quarter of 2013, as an increase resulting from the change in the mix of the product portfolio, predominantly due to the implementation of Health Care Reform product offerings, was largely offset by the impact of higher premium revenue designed to help cover new Health Care Reform fees.

Medical claims reserves established at December 31, 2013, developed modestly better than the Company’s expectation during the first quarter of 2014.

Medical Cost Trend: For the full year 2014, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 6.5 percent plus or minus 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 44.2 days as of March 31, 2014, an increase of 5.5 days from 38.7 days as of December 31, 2013. The increase was due primarily to an increase in medical claim reserves, due in part to the timing of Individual enrollment and related benefit payments.

SG&A Expense Ratio: The SG&A expense ratio was 16.2 percent in the first quarter of 2014, an increase of 280 basis points from 13.4 percent in the first quarter of 2013. The increase was driven by new fees related to Health Care Reform effective January 1, 2014, continued investment spending in connection with the Health Care Reform driven market changes, and higher administrative costs as a result of strong membership growth during the first quarter of 2014.

Operating Cash Flow: Operating cash flow was $1.4 billion, or 2.0 times net income, in the first quarter of 2014, partially reflecting the timing of Individual enrollment and related benefit payments this year and the timing of payments related to various health care reform fees.

Share Repurchase Program: During the first quarter of 2014, the Company repurchased nearly 14.3 million shares of its common stock, or 4.9 percent of the shares outstanding as of December 31, 2013, for almost $1.3 billion, or a weighted-average price of $88.14. As of March 31, 2014, the Company had approximately $2.4 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2014, the Company paid a quarterly dividend of $0.4375 per share, representing a distribution of cash totaling $123.4 million.

On April 29, 2014, the Audit Committee declared a second quarter 2014 dividend to shareholders of $0.4375 per share. On an annualized basis, this equates to a dividend of $1.75 per share. The second quarter dividend is payable on June 25, 2014, to shareholders of record at the close of business on June 10, 2014.

Investment Portfolio & Capital Position: During the first quarter of 2014, the Company recorded net realized gains on investments totaling $41.7 million, partially offset by other-than-temporary impairment losses totaling $10.8 million. During the first quarter of 2013, the Company recorded other-than-temporary impairment losses totaling $37.9 million, partially offset by net realized gains on investments totaling $16.8 million.

As of March 31, 2014, the Company’s net unrealized gain position in the investment portfolio was $994.7 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $593.7 million and $401.0 million, respectively. As of March 31, 2014, cash and investments at the parent company totaled approximately $2.0 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended March 31
(In millions)	2014	2013	Change
Operating Revenue
Commercial & Specialty Business	$9,697.5	$9,859.4	(1.6%)
Government Business	7,941.3	7,569.4	4.9%
Other	6.0	6.3	(4.8%)

Total Operating Revenue	17,644.8	17,435.1	1.2%
Operating Gain / (Loss)
Commercial & Specialty Business	$886.1	$1,262.1	(29.8%)
Government Business	239.6	102.6	133.5%
Other	(7.0)	(7.4)	5.4%

Total Operating Gain	1,118.7	1,357.3	(17.6%)
Operating Margin
Commercial & Specialty Business	9.1%	12.8%	(370	) bp
Government Business	3.0%	1.4%	160	bp
Total Operating Margin	6.3%	7.8%	(150	) bp

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $886.1 million in the first quarter of 2014, a decrease of $376.0 million, or 29.8 percent, from $1,262.1 million in the first quarter of 2013. The decrease was driven primarily by increased SG&A expenses reflecting continued investment spending in connection with Health Care Reform driven market changes and higher administrative costs as a result of strong Commercial membership growth during the first quarter of 2014. The Commercial & Specialty Business segment benefit expense ratio was stable versus the first quarter of 2013, as an increase resulting from the change in the mix of the product portfolio, predominantly due to the implementation of Health Care Reform product offerings, was largely offset by the impact of higher premium revenue designed to help cover new Health Care Reform fees.

Government Business: Operating gain in the Government Business segment was $239.6 million in the first quarter of 2014, an increase of $137.0 million, or 133.5 percent, from $102.6 million in the first quarter of 2013. The increase was driven by improved results in the Medicaid business, as a result of securing actuarially sound rates, improved operating cost efficiency and improved medical cost performance.

Other: The Company reported an operating loss of $7.0 million in the Other segment for the first quarter of 2014, compared with an operating loss of $7.4 million in the prior year quarter.

OUTLOOK

Full Year 2014:

•	Net income is now expected to be greater than $8.50 per share, including $0.10 per share of net favorable items in the first quarter. Excluding these items, adjusted net income is expected to be greater than $8.40 per share (refer to the GAAP reconciliation table on page 12).

•	Medical membership is now expected to be in the range of 36,950,000 – 37,050,000. Fully insured membership is now expected to be in the range of 14,500,000 – 14,550,000 and self-funded membership is now expected to be in the range of 22,450,000 – 22,500,000.

•	Operating revenue is now expected to be greater than $73.5 billion.

•	Benefit expense ratio is expected to be in the range of 83.7% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 15.8% plus or minus 30 basis points.

•	Operating Cash flow is expected to be greater than $2.4 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, which is a non-GAAP measure, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, loss on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 12 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, WellPoint, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

4.	Certain prior period amounts have been reclassified to conform to current period presentation. The Employer Group Medicare Advantage business has been reclassified effective January 1, 2014, from the Government Business segment to the Commercial and Specialty Business segment (refer to page 13 for prior period reclassified financial results by business segment).

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1096 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0107 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 310061. The replay will be available from 11:00 a.m. EDT today, until the end of the day on May 14, 2014. The call will also be available through a live webcast at www.wellpoint.com under “Investors.” A webcast replay will be available following the call.

WellPoint Contacts:

Investor Relations                                                  Media

Doug Simpson, 317-488-6181                               Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With nearly 67 million people served by our affiliated companies including nearly 37 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup and CareMore subsidiaries. To find out more about us, go to wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	March 31,	March 31,	December 31,	March 31,	December 31,
	2014	2013	2013	2013	2013
Medical Membership
Customer Type
Local Group	15,198	14,553	14,725	4.4%	3.2%
National Accounts	7,266	6,973	6,777	4.2%	7.2%
BlueCard	5,209	5,019	5,050	3.8%	3.1%

Total National	12,475	11,992	11,827	4.0%	5.5%
Individual	1,850	1,826	1,755	1.3%	5.4%
Medicaid	4,499	4,472	4,378	0.6%	2.8%
Medicare	1,379	1,426	1,441	(3.3%)	(4.3%)
FEP	1,543	1,540	1,527	0.2%	1.0%

Total Medical Membership	36,944	35,809	35,653	3.2%	3.6%

Funding Arrangement
Self-Funded	22,630	20,172	20,294	12.2%	11.5%
Fully-Insured	14,314	15,637	15,359	(8.5%)	(6.8%)

Total Medical Membership	36,944	35,809	35,653	3.2%	3.6%

Reportable Segment
Commercial & Specialty Business	29,523	28,371	28,307	4.1%	4.3%
Government Business	7,421	7,438	7,346	(0.2%)	1.0%

Total Medical Membership	36,944	35,809	35,653	3.2%	3.6%

Other Membership & Customers
Behavioral Health Membership	26,903	24,488	24,372	9.9%	10.4%
Life and Disability Membership	4,758	4,808	4,819	(1.0%)	(1.3%)
Dental Membership	4,966	4,913	4,895	1.1%	1.5%
Managed Dental Membership	4,849	4,897	4,886	(1.0%)	(0.8%)
Vision Membership	5,025	4,619	4,743	8.8%	5.9%
Medicare Advantage Part D Membership	653	608	628	7.4%	4.0%
Medicare Part D Stand-Alone Membership	469	485	474	(3.3%)	(1.1%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31
(In millions, except per share data)	2014	2013	Change
Revenues
Premiums	$16,517.0	$16,435.6	0.5%
Administrative fees	1,118.3	990.1	12.9%
Other revenue	9.5	9.4	1.1%

Total operating revenue	17,644.8	17,435.1	1.2%
Net investment income	183.7	162.0	13.4%
Net realized gains on investments	41.7	16.8	148.2%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(10.8)	(37.9)	71.5%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	—	NM	(2)

Other-than-temporary impairment losses recognized in income	(10.8)	(37.9)	71.5%

Total revenues	17,859.4	17,576.0	1.6%
Expenses
Benefit expense	13,664.6	13,748.7	(0.6%)
Selling, general and administrative expense
Selling expense	370.8	385.9	(3.9%)
General and administrative expense	2,490.7	1,943.2	28.2%

Total selling, general and administrative expense	2,861.5	2,329.1	22.9%
Interest expense	146.2	153.5	(4.8%)
Loss on extinguishment of debt	3.0	—	NM	(2)
Amortization of other intangible assets	54.0	62.2	(13.2%)

Total expenses	16,729.3	16,293.5	2.7%
Income from continuing operations before income tax expense	1,130.1	1,282.5	(11.9%)
Income tax expense	438.7	410.2	6.9%

Income from continuing operations	691.4	872.3	(20.7%)
Income from discontinued operations, net of tax (1)	9.6	12.9	(25.6%)

Net income	$701.0	$885.2	(20.8%)

Net income per diluted share	$2.40	$2.89	(17.0%)

Diluted shares	292.6	305.9	(4.3%)
Benefit expense as a percentage of premiums	82.7%	83.7%	(100	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.2%	13.4%	280	bp
Income from continuing operations before income tax expense as a percentage of total revenues	6.3%	7.3%	(100	)bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.

(2)	“NM” = calculation not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,971.2	$1,582.1
Investments available-for-sale, at fair value:
Fixed maturity securities	18,004.0	17,038.2
Equity securities	1,963.5	1,735.5
Other invested assets, current	25.9	16.3
Accrued investment income	173.6	168.8
Premium and self-funded receivables	4,457.5	3,968.7
Other receivables	1,234.0	1,063.3
Income taxes receivable	—	235.7
Securities lending collateral	1,325.0	969.8
Deferred tax assets, net	234.5	383.0
Other current assets	2,417.6	1,677.5
Assets held for sale	—	906.9

Total current assets	31,806.8	29,745.8
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	502.4	449.9
Equity securities	31.0	31.3
Other invested assets, long-term	1,593.8	1,542.6
Property and equipment, net	1,811.7	1,801.5
Goodwill	16,916.7	16,917.2
Other intangible assets	8,387.3	8,441.0
Other noncurrent assets	635.8	645.2

Total assets	$61,685.5	$59,574.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,707.1	$6,127.2
Reserves for future policy benefits	65.7	63.1
Other policyholder liabilities	2,020.4	2,073.2

Total policy liabilities	8,793.2	8,263.5
Unearned income	1,073.0	822.7
Accounts payable and accrued expenses	4,113.1	3,426.3
Income taxes payable	97.7	—
Security trades pending payable	177.5	95.2
Securities lending payable	1,324.6	969.7
Short-term borrowings	590.0	400.0
Current portion of long-term debt	518.7	518.0
Other current liabilities	1,805.9	1,674.7
Liabilities held for sale	—	181.4

Total current liabilities	18,493.7	16,351.5
Long-term debt, less current portion	13,932.1	13,573.6
Reserves for future policy benefits, noncurrent	738.9	723.0
Deferred tax liabilities, net	3,343.1	3,325.2
Other noncurrent liabilities	832.4	836.0

Total liabilities	37,340.2	34,809.3

Shareholders’ equity
Common stock	2.9	2.9
Additional paid-in capital	10,003.5	10,765.2
Retained earnings	14,011.5	13,813.9
Accumulated other comprehensive income	327.4	183.2

Total shareholders’ equity	24,345.3	24,765.2

Total liabilities and shareholders’ equity	$61,685.5	$59,574.5

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Operating activities
Net income	$701.0	$885.2
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(41.7)	(16.8)
Other-than-temporary impairment losses recognized in income	10.8	37.9
Loss on extinguishment of debt	3.0	—
Gain on disposal of discontinued operations	(3.2)	—
Loss on disposal of assets	0.1	0.7
Deferred income taxes	85.2	9.1
Amortization, net of accretion	190.3	186.7
Depreciation expense	26.4	25.3
Impairment of property and equipment	2.1	—
Share-based compensation	38.8	21.5
Excess tax benefits from share-based compensation	(22.4)	(4.2)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(616.0)	(397.7)
Other invested assets	(14.6)	(8.2)
Other assets	(69.5)	(58.6)
Policy liabilities	545.6	70.9
Unearned income	250.0	(31.1)
Accounts payable and accrued expenses	(137.3)	(224.0)
Other liabilities	107.4	35.1
Income taxes	356.0	435.6
Other, net	(24.5)	(10.5)

Net cash provided by operating activities	1,387.5	956.9
Investing activities
Purchases of fixed maturity securities	(3,084.8)	(3,955.5)
Proceeds from sales and maturities of fixed maturity securities	2,345.5	3,022.6
Purchases of equity securities	(228.6)	(29.2)
Proceeds from sales of equity securities	30.3	87.4
Purchases of other invested assets	(35.4)	(127.5)
Proceeds from sales of other invested assets	25.6	7.6
Settlement of non-hedging derivatives	(46.2)	(80.6)
Changes in securities lending collateral	(354.9)	(12.9)
Proceeds from the sale of subsidiary, net of cash sold	740.0	—
Purchases of property and equipment	(135.7)	(107.5)
Other, net	(0.1)	—

Net cash used in investing activities	(744.3)	(1,195.6)
Financing activities
Net proceeds from commercial paper borrowings	379.4	260.3
Net proceeds from short-term borrowings	190.0	100.0
Repayments of long-term borrowings	(24.2)	(556.9)
Changes in securities lending payable	354.9	12.8
Changes in bank overdrafts	75.0	30.4
Repurchase and retirement of common stock	(1,262.8)	(340.2)
Cash dividends	(123.4)	(113.4)
Proceeds from issuance of common stock under employee stock plans	130.1	23.7
Excess tax benefits from share-based compensation	22.4	4.2

Net cash used in financing activities	(258.6)	(579.1)
Effects of foreign currency exchange rate changes on cash and cash equivalents	(0.3)	(1.5)

Change in cash and cash equivalents	384.3	(819.3)
Cash and cash equivalents at beginning of year	1,586.9	2,484.6

Cash and cash equivalents at end of period	1,971.2	1,665.3
Less: cash and cash equivalents of discontinued operations at end of period	—	(5.7)

Cash and cash equivalents of continuing operations at end of period	$1,971.2	$1,659.6

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing WellPoint, Inc.‘s financial results. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	March 31, 2014	March 31, 2013	Change
Net income	$701.0	$885.2	(20.8%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(27.1)	(10.9)
Other-than-temporary impairment losses on investments	7.0	24.6
Loss on extinguishment of debt	2.0	—
1-800 CONTACTS 2014 income	(9.6)	—

Net adjustment items	(27.7)	13.7

Adjusted net income	$673.3	$898.9	(25.1%)

Net income per diluted share	$2.40	$2.89	(17.0%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.09)	(0.04)
Other-than-temporary impairment losses on investments	0.02	0.08
Loss on extinguishment of debt	0.01	—
1-800 CONTACTS 2014 income	(0.03)	—
Rounding impact	(0.01)	0.01

Net adjustment items	(0.10)	0.05

Adjusted net income per diluted share	$2.30	$2.94	(21.8%)

Full Year 2014 Outlook
Net income per diluted share	Greater than $ 8.50
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.09)
Other-than-temporary impairment losses on investments	0.02
Loss on extinguishment of debt	0.01
1-800 CONTACTS 2014 income	(0.03)
Rounding impact	(0.01)

Net adjustment items	(0.10)

Adjusted net income per diluted share	Greater than $ 8.40

	Three Months Ended March 31
(In millions)	2014	2013
Reportable segments operating revenues	$17,644.8	$17,435.1
Net investment income	183.7	162.0
Net realized gains on investments	41.7	16.8
Other-than-temporary impairment losses recognized in income	(10.8)	(37.9)

Total revenues	$17,859.4	$17,576.0

	Three Months Ended March 31
(In millions)	2014	2013
Reportable segments operating gain	$1,118.7	$1,357.3
Net investment income	183.7	162.0
Net realized gains on investments	41.7	16.8
Other-than-temporary impairment losses recognized in income	(10.8)	(37.9)
Interest expense	(146.2)	(153.5)
Amortization of other intangible assets	(54.0)	(62.2)
Loss on extinguishment of debt	(3.0)	—

Income from continuing operations before income tax expense	$1,130.1	$1,282.5

WellPoint, Inc.

Reclassified Reportable Segment Highlights

(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Operating Revenue (in millions)
Commercial and Specialty Business	$9,859.4	$9,799.8	$9,833.3	$9,911.7
Government Business	7,569.4	7,686.9	7,772.6	7,723.7
Other	6.3	5.2	12.8	10.3

Total Operating Revenue	17,435.1	17,491.9	17,618.7	17,645.7
Operating Gain / (Loss) (in millions)
Commercial and Specialty Business	$1,262.1	$948.5	$711.7	$254.1
Government Business	102.6	281.3	294.6	165.5
Other	(7.4)	(6.1)	(5.3)	(0.2)

Total Operating Gain	1,357.3	1,223.7	1,001.0	419.4
Operating Margin
Commercial and Specialty Business	12.8%	9.7%	7.2%	2.6%
Government Business	1.4%	3.7%	3.8%	2.1%
Total Operating Margin	7.8%	7.0%	5.7%	2.4%
Medical Membership (in thousands)
Commercial and Specialty Business	28,371	28,246	28,216	28,307
Government Business	7,438	7,420	7,292	7,346

Total Medical Membership	35,809	35,666	35,508	35,653

	Year Ended	Year Ended
	December 31, 2012	December 31, 2013
Operating Revenue (in millions)
Commercial and Specialty Business	$39,639.8	$39,404.2
Government Business	20,838.9	30,752.6
Other	35.3	34.6

Total Operating Revenue	60,514.0	70,191.4
Operating Gain / (Loss) (in millions)
Commercial and Specialty Business	$3,396.1	$3,176.4
Government Business	285.4	844.0
Other	(61.6)	(19.0)

Total Operating Gain	3,619.9	4,001.4
Operating Margin
Commercial and Specialty Business	8.6%	8.1%
Government Business	1.4%	2.7%
Total Operating Margin	6.0%	5.7%
Medical Membership (in thousands)
Commercial and Specialty Business	28,552	28,307
Government Business	7,578	7,346

Total Medical Membership	36,130	35,653

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (Health Care Reform); trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced technical difficulties in implementation and which entail uncertainties associated with the mix and volume of business, particularly in our individual and small group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.